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                                                                    Exhibit 23.2

                           CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Triangle Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 of Triangle Pharmaceuticals, Inc. of our report dated June 27, 1997, with respect to the consolidated balance sheets of Avid Corporation and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears on page 5 of the Current Report on Form 8-K/A of Triangle Pharmaceuticals, Inc. filed November 12, 1997. We also consent to the reference to us under the heading "Experts."

Our report dated June 27, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and will require additional capital to fund future operations, which raises substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments which might result from the outcome of that uncertainty.

/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
January 22, 1998